Exhibit 99.1

Hydrofarm Holdings Group Announces First Quarter 2026 Results

Shoemakersville, PA — May 15, 2026 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its first quarter ended March 31, 2026.

Comparison of First Quarter vs. Prior Year Period:

•	Net sales decreased to $28.5 million compared to $40.5 million.
•	Gross Profit Margin decreased to 6.4% of net sales compared to 17.0%.
•	Adjusted Gross Profit Margin(1) decreased to 15.8% of net sales compared to 21.0%.
•	SG&A expense and Adjusted SG&A(1) expense decreased by 40.8% and 23.1%, respectively.
•	Net loss increased to $14.6 million compared to $14.4 million.
•	Adjusted EBITDA(1) of $(3.9) million compared to $(2.4) million.
•	Cash used in operating activities and Free Cash Flow(1) were each $(0.8) million, compared to $(11.8) million and $(12.0) million, respectively, in the prior year.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.

William Toler Chief Executive Officer of Hydrofarm, said, "In the first quarter, we continued to execute on our strategic priorities. We have completed the consolidation of our U.S. manufacturing facilities into one location. During the quarter, we significantly reduced Adjusted SG&A expense by 23.1% compared to the prior year, representing our 15th consecutive quarter of meaningful year-over-year expense reductions. Free Cash Flow in the first quarter was also a significant improvement over the prior year. We are focused on positioning the business to drive high quality revenue streams, improved profitability, and strengthen our financial position."

Exhibit 99.1

First Quarter 2026 Financial Results

Net sales decreased 29.6% to $28.5 million compared to $40.5 million in the prior year period. This was due to a decline in volume/mix of products sold primarily related to industry oversupply.

Gross Profit decreased to $1.8 million, or 6.4% of net sales, compared to $6.9 million, or 17.0% of net sales, in the prior year period. Gross profit and gross profit margin were negatively impacted by $1.7 million of restructuring expenses in the first quarter. Adjusted Gross Profit(1) decreased to $4.5 million, or 15.8% of net sales, compared to $8.5 million, or 21.0% of net sales, in the prior year period. The decreases in Gross Profit, Gross Profit Margin, Adjusted Gross Profit(1) and Adjusted Gross Profit Margin(1) were primarily due to lower net sales as well as lower production volumes and productivity at manufacturing facilities.

Selling, general and administrative (“SG&A”) expense improved to $10.6 million, compared to $17.9 million in the prior year period, and Adjusted SG&A(1) expense improved to $8.4 million compared to $11.0 million in the prior year period. Lower amortization expense contributed to the reduction in SG&A. In addition, both SG&A and Adjusted SG&A (1) expenses decreased primarily as a result of the Company's restructuring actions and cost saving initiatives, primarily attributable to a $1.2 million decrease in employee compensation costs.

Net loss was $14.6 million, or $(3.07) per diluted share, compared to net loss of $14.4 million, or $(3.12) per diluted share in the prior year period. Net loss declined primarily due to lower net sales, lower gross profit, and higher interest expense, partially offset by SG&A reductions.

Adjusted EBITDA(1) decreased to $(3.9) million, compared to $(2.4) million in the prior year period. The reduction was related to lower net sales and lower Adjusted Gross Profit(1), partially offset by Adjusted SG&A(1) expense reductions.

Balance Sheet, Liquidity and Cash Flow

As of March 31, 2026, the Company had $4.8 million in cash and $0.5 million in restricted cash. The Company ended the first quarter with $114.4 million in principal balance on its Term Loan outstanding, $7.7 million in finance leases, and $0.1 million in other debt outstanding.

Cash used in operating activities was $(0.8) million and the Company invested less than $0.1 million in capital expenditures, yielding Free Cash Flow (1) of $(0.8) million during the three months ended March 31, 2026.  Free Cash Flow (1) improved by $11.2 million compared to the prior year.

On February 4, 2026, the Company elected to defer making the interest payment of approximately $2.8 million on the Term Loan. As a result of the Company’s failure to pay the interest within the grace period, an event of default occurred with respect to the Term Loan. As a result of the event of default, the Term Loan was reclassified to current portion of long-term debt from long-term debt. On April 8, 2026, the Company entered into a Forbearance Agreement with the Term Loan lenders requiring certain provisions and reporting obligations, including a $1 million minimum liquidity threshold and regular budget approvals. As of the date of this earnings release, the Forbearance Agreement is continuing. The Company and its Board of Directors are exploring strategic alternatives to strengthen the Company’s liquidity and capital structure, and are engaged in ongoing discussions with the Term Loan lenders.

Exhibit 99.1

Strategic Priorities

Hydrofarm remains committed to its strategic priorities: drive high-quality revenue streams, improve profit margins and strengthen financial position. While maintaining our dedication to customer service, we are focused on reducing costs and improving productivity within the organization. Our initiatives include implementing operational changes, consolidating our facility footprint, reducing headcount, and focusing our sales efforts on our proprietary brand offerings.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Exhibit 99.1

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The Company's ability to continue as a going concern; The Company's level of indebtedness; The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s current and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to regain compliance and continue to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.

Contacts:

Investor Contact

ir@hydrofarm.com

Exhibit 99.1

Hydrofarm Holdings Group, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2026	2025
Net sales	$28,524	$40,534
Cost of goods sold	26,687	33,657
Gross profit	1,837	6,877
Operating expenses:
Selling, general and administrative	10,568	17,863
Loss from operations	(8,731)	(10,986)
Interest expense	(5,866)	(3,377)
Other (expense) income, net	(122)	60
Loss before tax	(14,719)	(14,303)
Income tax benefit (expense)	108	(82)
Net loss	$(14,611)	$(14,385)

Net loss per share:
Basic	$(3.07)	$(3.12)
Diluted	$(3.07)	$(3.12)
Weighted-average shares of common stock outstanding:
Basic	4,763,731	4,614,510
Diluted	4,763,731	4,614,510

Exhibit 99.1

Hydrofarm Holdings Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$4,811	$6,309
Restricted cash	537	—
Accounts receivable, net	12,082	8,186
Inventories	28,806	33,324
Prepaid expenses and other current assets	2,885	3,622
Assets held for sale	1,415	—
Total current assets	50,536	51,441
Property, plant and equipment, net	27,649	30,334
Operating lease right-of-use assets	35,559	37,765
Intangible assets, net	2,801	2,801
Other assets	1,215	1,463
Total assets	$117,760	$123,804
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,526	$9,752
Accrued expenses and other current liabilities	12,196	7,688
Deferred revenue	1,755	2,742
Current portion of operating lease liabilities	7,576	7,543
Current portion of finance lease liabilities	451	455
Current portion of long-term debt	114,419	111,853
Total current liabilities	150,923	140,033
Long-term operating lease liabilities	30,645	32,800
Long-term finance lease liabilities	7,263	7,381
Long-term debt	44	50
Deferred tax liabilities	2,131	2,130
Other long-term liabilities	4,889	4,706
Total liabilities	195,895	187,100
Commitments and contingencies
Stockholders’ deficit
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,764,612 and 4,667,004 shares issued and outstanding at March 31, 2026, and December 31, 2025, respectively)	—	—
Additional paid-in capital	791,380	791,227
Accumulated other comprehensive loss	(7,653)	(7,272)
Accumulated deficit	(861,862)	(847,251)
Total stockholders’ deficit	(78,135)	(63,296)
Total liabilities and stockholders’ deficit	$117,760	$123,804

Exhibit 99.1

Hydrofarm Holdings Group, Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2026	2025
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$1,837	$6,877
Depreciation, depletion and amortization	991	1,313
Restructuring expenses[1]	1,689	342
Adjusted Gross Profit (Non-GAAP)	$4,517	$8,532

As a percent of net sales:
Gross Profit Margin (GAAP)	6.4%	17.0%
Adjusted Gross Profit Margin (Non-GAAP)	15.8%	21.0%

	Three months ended March 31,
	2026	2025
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$10,568	$17,863
Depreciation, depletion and amortization	40	5,996
Restructuring expenses[1]	808	20
Other[2]	41	184
Stock-based compensation[3]	170	475
Debt transactions and strategic alternatives[4]	1,060	208
Adjusted SG&A (Non-GAAP)	$8,449	$10,980

As a percent of net sales:
SG&A (GAAP)	37.0%	44.1%
Adjusted SG&A (Non-GAAP)	29.6%	27.1%

Exhibit 99.1

	Three months ended March 31,
	2026	2025
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(14,611)	$(14,385)
Interest expense	5,866	3,377
Income tax (benefit) expense	(108)	82
Depreciation, depletion and amortization	1,031	7,309
Restructuring expenses[1]	2,497	362
Other[2]	41	184
Stock-based compensation[3]	170	475
Debt transactions and strategic alternatives[4]	1,060	208
Other expense (income), net[5]	122	(60)
Adjusted EBITDA (Non-GAAP)	$(3,932)	$(2,448)

As a percent of net sales:
Net loss (GAAP)	(51.2)%	(35.5)%
Adjusted EBITDA (Non-GAAP)	(13.8)%	(6.0)%

	Three months ended March 31,
	2026	2025
Reconciliation of Free Cash Flow:
Net cash used in operating activities (GAAP):	$(759)	$(11,763)
Capital expenditures of Property, plant and equipment (GAAP)	(19)	(244)
Free Cash Flow (Non-GAAP):	$(778)	$(12,007)

Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):

1.

For the three months ended March 31, 2026, restructuring expenses primarily related to non-cash inventory markdowns, and cash charges incurred to relocate and terminate certain facilities. For the three months ended March 31, 2025, restructuring charges primarily related to charges incurred to relocate and terminate certain facilities, and non-cash inventory markdowns associated with manufacturing facility consolidations.

2.

For the three months ended March 31, 2026, other charges was primarily comprised of certain legal charges. For the three months ended March 31, 2025, other charges primarily related to legal costs related to the 1-for-10 reverse stock split effected on February 12, 2025, as well as severance charges.

3.	Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.

4.

For the three months ended March 31, 2026, debt transactions and strategic alternatives charges include legal and advisory services associated with debt transactions, including the forbearance agreement. For the three months ended March 31, 2025, debt transactions and strategic alternatives charges include consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations. Such amounts were previously presented in the line item titled “Acquisition and integration expenses.”

5.

For the three months ended March 31, 2026, other expense, net related primarily to a loss on debt extinguishment recorded in conjunction with the termination of the Company's Revolving Credit Facility. For the three months ended March 31, 2025, other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.

Exhibit 99.1

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.

We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.

We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.

We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.

We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.

We define Liquidity as total cash, cash equivalents and restricted cash, if applicable.

We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.